Exhibit 10.4

                             GENERAL RELEASE AND NONCOMPETITION AGREEMENT

            THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT (this "Release and Covenant") is made as of this 17 day of February, 2004, by JAMES L. CAMPBELL ("Campbell") in favor of  TAILORED BUSINESS SYSTEMS, INC., a Georgia corporation ("TBS").

                                                                    RECITALS

            A.        Campbell is a "Shareholder" pursuant to an Agreement and Plan of Merger dated January 31, 2004 by and among VillageEDOCS, VillageEDOCS Merger Sub, Inc., TBS, Stephen A. Garner and James L. Campbell (the "Merger Agreement"), and, as a stockholder of TBS, has approved the merger of a subsidiary of VillageEDOCS ("VillageEDOCS") into TBS (the "Merger").

            B.         It is a condition to the Merger Agreement that this Release and Covenant be executed and delivered by Campbell as a result of which Merger Agreement Campbell will materially benefit.

            C.        Campbell has been involved in the operation of the business of creating, maintaining, training, customizing and supporting computer application programs primarily for the use of city and county governments, the sale and installation of computer equipment and supplies, the printing and ordering of forms, the furnishing of consulting services, and the implementation of internal computer networks in communication with IBM iSeries servers, as currently operated by TBS at 40 Joseph E. Kennedy Boulevard, Statesboro, Bulloch County, Georgia 30458 (the "Business).

            In consideration of the closing under the Merger Agreement, and for other valuable consideration, the sufficiency of which is hereby acknowledged, Campbell agrees as follows:

            1.         Campbell Release.  Campbell hereby forever releases, remises, acquits and discharges TBS and its successors and assigns, and their respective officers, directors, employees, attorneys, representatives, agents, successors and assigns, and each of them (the "Released Parties"), from each and every claim, action, demand, account, debt, obligation, liability, cost (including attorneys' fees), loss, damage, representation and each and every right and cause of action whatsoever (known or unknown, suspected or unsuspected), whether at law or in equity, that Campbell now has or ever had, or that Campbell may hereafter have or assert against the Released Parties from the beginning of TBS's existence until the date hereof, arising out of or connected in any way to any act, transaction, matter or thing relating to Campbell's association with TBS prior to the Merger; saving and excepting, however, any rights of Campbell pursuant to the Merger Agreement and any related documents executed and delivered in connection with the Merger Agreement, including but not limited to the Note, Stock Pledge Agreement, Security Agreement, Guaranty Agreement, Employment Agreement, Lease Agreement and Piggyback Registration Rights Agreement attached as Exhibits to the Merger Agreement.

            2.         Restrictive Covenant. In consideration for the entry into the Merger Agreement by VillageEDOCS, Campbell covenants that he will not, directly or indirectly, until the later of (i) five (5) years after the date hereof, or (ii) twelve months following his last day of employment by TBS, own in whole or in part, manage, operate, control, or perform services for any business within the Territory (as hereinafter defined) providing services or products similar to those of the Business; provided, however, nothing herein shall prohibit Campbell from (a) accepting full-time employment with a customer of TBS following termination of his employment with TBS, or (b) providing consulting services, software programs, or other products to customers of TBS following termination of his employment with TBS, provided such services, programs or products are not related or similar to the Business of TBS.  The term "Territory" as used herein shall mean the States of Georgia, Florida, South Carolina, Tennessee and Alabama.

            3.         Confidential Information.

                        A.        Definition of "Confidential Information".  Confidential Information means any and all:

(a)        trade secrets concerning the business and affairs of TBS, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and any other information, however documented, that is a trade secret within the meaning of the Georgia Uniform Trade Secrets Act; and

(b)        information concerning the business and affairs of TBS (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(c)        notes, analysis, compilations, studies, summaries, and other material prepared by or for TBS containing or based, in whole or in part, on any information included in the foregoing; provided, however

(d)        Campbell may disclose such Confidential Information as follows:  (i)  to Campbell's legal counsel, accountant or financial advisor, for whose actions the Campbell will be responsible; (ii)  to comply with any applicable law or order, provided that Campbell notifies TBS of any action of which he is aware which may result in disclosure; (iii)  to the extent that the Confidential Information is or becomes generally available to the public through no fault of Campbell; and (iv) to the extent that the same information becomes available (on a non-confidential basis) to Campbell from another source that, to the knowledge of Campbell, has no confidentiality obligation regarding such information.

B.         Agreements of Campbell Regarding Confidentiality.  In consideration for the entry into the Merger Agreement by VillageEDOCS, Campbell covenants as follows:

                                    (a)        For a period of (i) five (5) years after the date hereof, or (ii)  twelve months following his last day of employment by TBS, whichever date is later,  Campbell will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of VillageEDOCS.

                                    (b)        Any trade secrets of TBS will be entitled to all of the protections and benefits under the Georgia Uniform Trade Secrets Act and any other applicable law. If any information that TBS deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  Campbell hereby waives any requirement that TBS submit proof of the economic value of any trade secret or post a bond or other security.

            4.         Non-Solicitation.  Campbell covenants and agrees that he will not, until the later of (i) five (5) years after the date hereof, or (ii) twelve months following his last day of employment by TBS, except with the express prior written consent of VillageEDOCS, directly or indirectly, whether as an employee, owner, partner, agent, director, officer, shareholder or in any other capacity:

                        (i)      Solicit, divert, accept business from or otherwise take away or interfere with any current customer of TBS in connection with the Business, except as otherwise permitted under Section 2 above; or

                        (ii)     Solicit, divert or induce any of TBS's employees as of the date hereof to leave or not to work for TBS or VillageEDOCS.

            5.         Reasonableness. Campbell hereby expressly agrees that any competition by him with the Business in violation of the terms of this Release and Covenant would, among other things, materially impair TBS's and VillageEDOCS's future prospects and that the limitations set forth in Section 2 above are reasonable, both as to time and geographic area. If, notwithstanding the foregoing, the scope of any restriction contained in Section 2 is too broad to permit enforcement thereof to its full extent, such restriction shall be enforced to the maximum extent permitted by law, and Campbell hereby agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

            6.         Injunctive Relief.  Campbell hereby recognizes that in the event of his breach of any of the covenants hereunder TBS's and VillageEDOCS's remedies at law for money damages would be inadequate, and, therefore, Campbell hereby stipulates that TBS and/or VillageEDOCS shall be entitled to injunctive relief in the event of any breach of Campbell's covenants hereunder.

            7.         Interpretation. This Release and Covenant and the provisions hereof shall in all respects be interpreted under, governed by, construed in accordance with and regulated by the laws of the State of Georgia except for the choice of law rules utilized in that jurisdiction.

            8.         Amendment. This Release and Covenant contains all the understandings of the parties and shall not be altered or amended, except in a writing signed by each of the parties hereto.

            9.         Binding Effect.  This Release and Covenant shall be binding upon the parties and their respective successors and assigns.

            10.       Counterparts. This Release and Covenant may be executed in two or more counterparts, each of which, when taken together, shall constitute one and the same original.

            11.       Integration.  This Release and Covenant contains the full and complete understanding of Campbell with respect to the matters referred to herein, and supersedes any and all other agreements or understandings previously entered into.

            12.       Severability.  If any term or provision of this Release and Covenant is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each term and provision of this Release and Covenant shall be enforced to the fullest extent permitted by law.

            13.       Termination.  This Agreement shall terminate if Campbell exercises his rights after an event of default pursuant to and in accordance with (a) that certain Security Agreement of even date herewith between TBS, as Debtor, and Campbell, as Secured Party, or (b) that certain Stock Pledge Agreement of even date herewith between VillageEDOCS, as Debtor, and Campbell, as Secured Party.

[Signatures appear on the following page]

            IN WITNESS WHEREOF, the parties have caused this Release and Covenant to be executed under seal on the day and year first above written.

                                                                        /s/ Stephen A. Campbell                                    (SEAL)

                                                                        Stephen A. Campbell

                                                                        TAILORED BUSINESS SYSTEMS, INC.

                                                                        By: /s/ K. Mason Conner                                   (SEAL)

                                                                              K. Mason Conner, President

                                                                        VILLAGEEDOCS

                                                                        By: /s/ K. Mason Conner                                   (SEAL)

                                                                              K. Mason Conner, President